Exhibit 99.1

FTD Companies, Inc. Provides Preliminary Unaudited Second Quarter 2014 Financial Results

FTD Companies, Inc. to Report Full Second Quarter 2014 Results on August 12, 2014

DOWNERS GROVE, Ill. — July 30, 2014 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today issued a press release announcing the planned acquisition of Liberty Interactive Corporation’s Provide Commerce business. In conjunction with that announcement, FTD is providing preliminary unaudited financial results for the second quarter ended June 30, 2014. The Company is also providing updated guidance ranges for the full year 2014.

This press release includes certain forecasts made by management as of the date of this press release. The Company does not intend to revise or update this forward-looking information, except as required by law, and may not provide this type of information in the future. In addition, the Company does not intend to disclose preliminary financial information for any other period.

Second Quarter Preliminary Results

The Company expects to report second quarter 2014 consolidated revenue of approximately $166 to $168 million, an increase of 1% to 2%, compared to $164.3 million in the same period of the prior year. Revenue in the second quarter was negatively impacted by lower consumer order volume in the U.S., offset by increases in consumer segment average order values, increased consumer order volume in the U.K. and favorable foreign currency exchange rates.

Net income for the second quarter of 2014 is expected to be in the range of $4.2 million to $4.7 million compared to $5.5 million in the prior year period. Net income includes approximately $1.0 million net of tax ($1.7 million pre-tax) in transaction-related costs in connection with the planned acquisition of the Provide Commerce business. Adjusted net income for the second quarter of 2014 is expected to be in the range of $10.7 million to $11.2 million compared to $11.2 million in same period of the prior year. Adjusted net income excludes the after-tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges, and restructuring and other exit costs.

Adjusted EBITDA is expected to be in the range of $21.4 million to $22.5 million for the second quarter of 2014 compared to $23.6 million in the same period of the prior year. Adjusted net income and Adjusted EBITDA are non-GAAP financial measures. Please refer to the table in this press release for a reconciliation of all non-GAAP financial measures.

The preliminary, unaudited results presented herein are based on currently available information. These preliminary, unaudited results are subject to the completion of FTD’s quarterly closing and review procedures and the regular quarterly review process by its independent registered public accounting firm. As a result, the information presented herein is subject to change.

Business Outlook

For the full year 2014, the Company is also providing the following updated guidance ranges, which do not include the impact of the planned acquisition of Provide Commerce, but do reflect an estimated $13 million to $15 million of transaction-related costs:

•                  Consolidated revenues of $640 million to $650 million

•                  Net income of $16.6 million to $20.6 million

•                  Adjusted net income of $40.8 million to $43.3 million*

•                  Adjusted EBITDA of $81 million to $85 million*

•                  Capital expenditures of approximately $10 million

*Please refer to the table in this press release for a reconciliation of all non-GAAP financial measures. 2014 includes stand-alone public company costs and incremental compensation costs for the management team and employees as the Company aligns compensation in its stand-alone structure.

Second Quarter Earnings Conference Call Information

The Company plans to release full financial results for the second quarter and six months ended June 30, 2014 on Tuesday, August 12, 2014. The Company will host a conference call to discuss these results with additional comments and details provided at that time. Participating on the call will be Robert S. Apatoff, President and Chief Executive Officer, and Becky A. Sheehan, Executive Vice President and Chief Financial Officer.

The conference call is scheduled to begin at 5:00 p.m. ET. Live audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com. In addition, you may dial 877-407-4018 to listen to the live broadcast.

A telephonic playback and archived webcast will be available from August 12, 2014, through August 26, 2014. Participants can dial 877-870-5176 to hear the playback. The passcode is 13586954.

About FTD Companies, Inc.

FTD Companies, Inc. is a premier floral and gifting company. FTD provides floral, gift and related products and services to consumers, retail florists, and other retail locations primarily in the U.S., Canada, the U.K., and the Republic of Ireland. The business uses the highly-recognized FTD® and Interflora® brands, both supported by the iconic Mercury Man logo that is displayed in nearly 40,000 floral shops in 150 countries. FTD’s portfolio of brands also includes Flying Flowers, Flowers Direct, and Drake Algar in the U.K.

Cautionary Information Regarding Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements about our strategies; statements regarding potential acquisitions, including the planned acquisition of Provide Commerce; the anticipated benefits of our separation from United Online; future financial performance, including the guidance provided under “Business Outlook”; revenues; segment metrics; operating expenses; market trends, including those in the markets in which we compete; liquidity; cash flows and uses of cash; capital expenditures; depreciation and amortization; tax payments; foreign currency exchange rates; hedging arrangements; our ability to repay indebtedness and invest in initiatives; our products and services; pricing; marketing plans; competition; settlement of legal matters; and the impact of accounting changes and other pronouncements. Potential factors that could affect these forward-looking statements include, among others, the factors disclosed in the Company’s press release issued on July 30, 2014 announcing the planned acquisition of Provide Commerce and the factors disclosed in the Company’s filings with the Securities and Exchange Commission (www.sec.gov), including without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Reported results should not be considered an indication of future performance. Except as required by law, we undertake no obligation to publicly release the results of any revision or update to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  In addition, the Company may not provide guidance of the type provided under “Business Outlook” in the future.

Definitions

Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are orders delivered during the period that originated in the U.S. and Canada, primarily from the www.ftd.com website, associated mobile sites, and the 1-800-SEND-FTD telephone number; and in the U.K. and the Republic of Ireland, primarily from the www.interflora.co.uk and www.interflora.ie websites, associated mobile sites, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the Consumer and International segments is tracked for each segment in their local currency, the U.S. Dollar for the Consumer segment and the British Pound for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

Non-GAAP Measures

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income before net interest expense, provision (benefit) for income tax expense, depreciation, amortization, stock-based compensation, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and impairment of goodwill, intangible assets and long-lived assets.

Litigation and dispute settlement charges or gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.

Transaction-related costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) compensation expenses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction-related costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees. A portion of these costs relating to the spin-off have been incurred by and allocated to the Company by United Online, Inc., the Company’s former parent.

The Company’s definition of Adjusted EBITDA may be modified from time to time. Management believes that because Adjusted EBITDA excludes (i) certain non-cash expenses (such as depreciation, amortization, and stock-based compensation) and (ii) expenses that are not reflective of the Company’s core operations, this measure provides investors with additional useful information to measure the Company’s financial performance, particularly with respect to changes in performance from period to period. Management uses Adjusted EBITDA to measure the Company’s performance. Adjusted EBITDA is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and others, which are defined in the senior secured credit facility. The Company will use this measure as a basis in determining certain compensation incentives for certain members of the Company’s management.

Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect the periodic costs of certain tangible and intangible assets used in generating revenues in the Company’s business. Management evaluates the costs of such tangible and intangible assets through other financial activities such as evaluations of capital expenditures and purchase accounting. An additional limitation associated with this measure is that it does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for this limitation by providing supplemental information about such charges, gains and costs within its financial press releases and SEC filings, when applicable.

An additional limitation associated with the use of this measure is that the term “Adjusted EBITDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure, net income, directly ahead of Adjusted EBITDA within this and other financial press releases and by providing a reconciliation that shows and describes the adjustments made. A reconciliation to net income is provided in the accompanying tables. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.

Adjusted Net Income. The Company defines Adjusted Net Income as net income excluding the after tax impact of stock-based compensation, amortization, transaction-related costs, litigation and dispute settlement charges or gains, restructuring and other exit costs, and loss on extinguishment of debt.

Additional Information

FTD will solicit the required approval of its stockholders in connection with the planned acquisition of Provide Commerce by means of a proxy statement, which will be mailed to stockholders upon completion of the required Securities and Exchange Commission (SEC) filing and review process. The proxy statement will contain information about FTD, Provide Commerce, the proposed transaction and related matters. FTD stockholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the transaction. In addition to receiving the proxy statement from FTD in the mail, stockholders will also be able to obtain the proxy statement, as well as other filings containing information about FTD, without charge, at the SEC’s web site, www.sec.gov, or from FTD at its website, www.ftdcompanies.com, or FTD Companies, Inc., 3113 Woodcreek Drive, Downers Grove, IL 60515, Attention: Corporate Secretary.

Participants in Solicitation

FTD and its executive officers and directors may be deemed to be participants in the solicitation of proxies from FTD’s stockholders with respect to the proposed transaction. Information regarding any interests that FTD’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

Contacts

Investor Relations:

Jandy Tomy

630-724-6984

ir@ftdi.com

Media Inquiries:

Phil Denning

203-682-8246

phil.denning@icrinc.com

FTD COMPANIES, INC.

UNAUDITED RECONCILIATION OF PRELIMINARY NET INCOME TO

PRELIMINARY ADJUSTED EBITDA AND PRELIMINARY ADJUSTED NET INCOME

(in millions)

Preliminary Adjusted EBITDA and Adjusted Net Income are calculated below for the quarter ended June 30, 2014:

Preliminary
Results
for Q2 2014

Net income (GAAP basis)	$4.2 - 4.7
Interest expense, net	1.3
Provision for income taxes	4.6 - 5.2
Depreciation and amortization	7.1
Stock-based compensation	1.9
Transaction-related costs	1.7
Litigation and dispute settlement charges	0.3
Restructuring and other exit costs	0.3
Adjusted EBITDA	$21.4 - 22.5

Net income (GAAP basis)	$4.2 - 4.7
Stock-based compensation	1.9
Amortization of intangible assets	4.4
Transaction-related costs	1.7
Litigation and dispute settlement charges	0.3
Restructuring and other exit costs	0.3
Income tax effect of adjustments to net income	(2.1)
Adjusted Net Income	$10.7 - 11.2

FTD COMPANIES, INC.

UNAUDITED RECONCILIATION OF TARGETED NET INCOME TO

TARGETED ADJUSTED EBITDA AND TARGETED ADJUSTED NET INCOME

(in millions)

Targeted Adjusted EBITDA and Adjusted Net Income are calculated below for the year ended December 31, 2014:

Forecasted
Targets

Net income (GAAP basis)	$16.6 - 20.6
Interest expense, net	6.0
Provision for income taxes	12.5 - 14.5
Depreciation and amortization	22.0
Stock-based compensation	7.6
Transaction-related costs	13.0 - 15.0
Litigation and dispute settlement charges	1.0
Restructuring and other exit costs	0.3
Adjusted EBITDA	$81.0 - 85.0

Net income (GAAP basis)	$16.6 - 20.6
Stock-based compensation	7.6
Amortization of intangible assets	11.8
Transaction-related costs	13.0 - 15.0
Litigation and dispute settlement charges	1.0
Restructuring and other exit costs	0.3
Income tax effect of adjustments to net income	(11.0 - 11.5)
Adjusted Net Income	$40.8 - 43.3